Exhibit 4.26
Compagnie Générale de Géophysique — Veritas
$200,000,000 7 1/2% Senior Notes due 2015
$400,000,000 7 3/4% Senior Notes Due 2017
UNDERWRITING AGREEMENT
February 2, 2007
CREDIT SUISSE SECURITIES (EUROPE) LIMITED,
As Representative of the several Underwriters
BNP PARIBAS SECURITIES CORP.,
CALYON SECURITIES (USA), INC.,
NATEXIS BLEICHROEDER INC., and
SG AMERICAS SECURITIES, LLC (collectively, the “Underwriters”)
     c/o Credit Suisse Securities (Europe) Limited (“CS”)
     One Cabot Square
     London, England E14 4QJ
Dear Sirs:
     1. Introductory.
     (a) Compagnie Générale de Géophysique-Veritas (the “Company”), a société anonyme incorporated under the laws of France and registered at the Paris Commercial Registry under Number B 969 202 241 (69B00224), agrees, subject to the terms and conditions stated herein, to issue and sell to the underwriters named in Schedule A hereto (the “Underwriters”) (i) U.S.$200,000,000 in aggregate principal amount of its 7 1/2% Senior Notes due 2015 (the “Additional Notes”) to be issued under a supplemental indenture (the “Supplemental Indenture”) to the indenture dated April 28, 2005 (the “Original Indenture”), among the Company, the guarantors party thereto and JPMorganChase Bank, National Association, as trustee (the “Trustee”), such Additional Notes representing a single series of securities with and having the same conditions as the U.S.$330,000,000 aggregate principal amount of the 7 1/2% Senior Notes due 2015 issued on 28 April 2005 and February 3, 2006 and (ii) U.S.$400,000,000 in aggregate principal amount of its 7 3/4% Senior Notes due 2017 (the “New Notes”, and together with the Additional Notes, the “Notes” or the “Securities”) under a new indenture (the “New Indenture”, and together with the Original Indenture (as supplemented by the supplemental indenture dated January 12, 2007 among Compagnie Générale de Géophysique (“CGG”), the guarantors named therein and The Bank of New York, as trustee, and as further supplemented by the Supplemental Indenture), the “Indentures”) among the Company, the Guarantors (as defined below) and The Bank of New York Trust Company, National Association, as Trustee.
     (b) Application has been made to list the Notes on the Euro MTF Market of the Luxembourg Stock Exchange.
     The Company’s obligations under the Securities, including the due and punctual payment of interest on the offered Securities, shall be unconditionally guaranteed pursuant to the each of the Indentures, (each a “Guarantee”, and collectively, the “Guarantees”) on a senior basis by each of the Company’s subsidiaries indicated as Guarantors on Schedule C hereto (together, the “Guarantors”).

     Capitalised terms not otherwise defined herein shall have the meaning ascribed to such terms in the Indentures.
     The Company hereby agrees with the several Underwriters as follows:
     2. Representations and Warranties of the Company and Guarantors. The Company represents and warrants to, and agrees with, and, to the extent applicable to the Guarantors and Guarantees, each Guarantor represents and warrants to, and agrees with, the several Underwriters that as of the date of this Agreement and the Closing Date (as defined below):
     (a) The Company has filed with the United States Securities and Exchange Commission (the “Commission”) a registration statement on Forms F-3 and S-3 (No. 333-140274 and 333-140275) covering the registration of the Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.
     For purposes of this Agreement:
     “430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).
     “430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.
     “Act” means the Securities Act of 1933, as amended.
     “Applicable Time” means 3:00 p.m. (London time) on the date of this Agreement.
     “Closing Date” has the meaning defined in Section 3 hereof.
     “Effective Time” of the Registration Statement relating to the Securities means the time of the first contract of sale for the Securities.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Securities and otherwise satisfies Section 10(a) of the Act.
     “General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.
     “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).
     “Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.
     “Rules and Regulations” means the rules and regulations of the Commission.
     “Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in

Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).
     “Statutory Prospectus” with reference to any particular time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus is filed with the Commission pursuant to Rule 424(b) and not retroactively.
     “Trust Indenture Act” means the Trust Indenture Act of 1939.
     Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.
     (b) (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.
     (c) (i) (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.
     (ii) The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of this agreement.
     (iii) The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representative, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Securities, in a form satisfactory to the Representative, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Representative of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.
     (iv) Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).
     (d) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) at the date of this agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company or any other subsidiary in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405.
     (e) As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus, dated January 29, 2007 (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.
     (f) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the Company notified or notifies the Representative as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representative and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.
     (g) The Company has been duly incorporated, is validly existing under the laws of France, with full power and authority (corporate and other) to own and lease its properties and conduct its business as described in the General Disclosure Package; and the Company is lawfully qualified to do business in all other jurisdictions in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), business, prospects or results of operations of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

     (h) Each subsidiary of the Company set forth on Schedule C hereto has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with full power and authority (corporate and other) to own and lease its property and conduct its business as described in the General Disclosure Package; and each such subsidiary of the Company is lawfully qualified to do business in all other jurisdictions in which its ownership or leasing of property or the conduct of its business requires such qualification except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect; all of the issued and outstanding capital stock of the Company and each such subsidiary of the Company has been duly authorized and validly issued under the laws of the jurisdiction of its incorporation and is fully paid and non-assessable; and except as shown on Schedule C hereto or as provided in the Company’s $1.140 billion senior credit agreement and the Company’s planned $200 million French revolving credit facility, the capital stock of each such subsidiary of the Company is owned, directly or through subsidiaries, by the Company, free from liens, encumbrances and defects. Schedule C hereto sets forth a complete list of each subsidiary (excluding dormant or insignificant subsidiaries) with the relevant jurisdiction of incorporation or organization, the Company’s direct and indirect ownership thereof and whether such subsidiary is a Guarantor.
     (i) The Company has the power and authority (corporate and other) to enter into each of the Supplemental Indenture and the New Indenture, the Securities and this Agreement and any documents entered into in connection therewith, in each case to which it is a party.
     (j) Each Guarantor has the power and authority (corporate and other) to enter into each of the Supplemental Indenture and the New Indenture, the Guarantees and this Agreement and any documents entered into in connection therewith, in each case to which it is a party.
     (k) Each of the Indentures has been duly authorized by the Company and by each Guarantor, the Securities have been duly authorized by the Company, when the Securities are delivered and paid for pursuant to this Agreement on the Closing Date (as defined below), each of the Supplemental Indenture and the New Indenture will have been duly executed and delivered, such Securities will have been duly executed, authenticated, issued and delivered and will conform to the description thereof contained in the General Disclosure Package, and (assuming due authorization, execution and delivery by the Trustee) each of the Indentures and such Securities will constitute valid and legally binding obligations of the Company and each Guarantor, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability from time to time in effect relating to or affecting creditors’ rights and to general principles of equity.
     (l) The Original Indenture has been and, as of the Closing Date, the New Indenture will be duly qualified under the United States Trust Indenture Act of 1939, as amended (the “TIA”), and each of the Indentures conforms in all material respects to the requirements of the TIA and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.
     (m) Each Guarantee to be endorsed on the Securities by each of the Guarantors has been duly authorized by such Guarantor and, on the Closing Date, will have been duly executed and delivered by each such Guarantor and will conform in all material respects to the description thereof contained in the General Disclosure Package; when the Securities have been issued, executed and authenticated in accordance with each of the Indentures and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, the Guarantee of each Guarantor endorsed thereon (assuming due authentication of the Securities by the Trustee) will constitute valid and legally binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability from time to time in effect relating to or affecting creditors’ rights and to general equity principles.

     (n) Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Underwriters for a brokerage commission, finder’s fee or like payment in connection with the offer and sale of the Securities, other than the fees payable to the Underwriters in connection with the offer and sale of the Securities.
     (o) Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”).
     (p) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement or either of the Indentures in connection with the issuance and sale of the Securities except such as have been or, prior to the Closing Date, will be obtained, and other than such as may be required under US state securities or “Blue Sky” laws and the receipt by the Company of an order from the Commission declaring the Registration Statement effective.
     (q) None of the Company or any subsidiary of the Company is (i) in violation of its respective articles of association, charter, by-laws or other constitutive documents, (ii) in default, and no event has occurred which, with notice or lapse of time or both, would constitute a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject except for such default or event which would not, individually or in the aggregate, have a Material Adverse Effect or (iii) in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property assets may be subject for such default or event which would not, individually or in the aggregate, have a Material Adverse Effect.
     (r) Except as disclosed in the General Disclosure Package, under current laws and regulations of France, Luxembourg and the United States (each, a “Relevant Jurisdiction”, and collectively, the “Relevant Jurisdictions”) and any political subdivisions and taxing authorities thereof or therein, all interest, principal, premium, if any, and other payments due or made on the Securities may be paid by the Company to the holders thereof in U.S. Dollars that may be converted into foreign currency and freely transferred out of each of the Relevant Jurisdictions and all such payments made to holders thereof who are non-residents of the Relevant Jurisdictions will not be subject to income, withholding or other taxes under laws and regulations of any of the Relevant Jurisdictions for tax purposes or any political subdivision or taxing authority thereof or therein (provided that this clause does not apply to any tax of whatever nature that may be imposed by a relevant jurisdiction as a result of Securities being held through a permanent establishment, an agent or a fixed base situated in such relevant jurisdiction) and any tax that may be imposed by a Relevant Jurisdiction pursuant to the Directive 2003/48/CE on the taxation of savings income and without the necessity of obtaining any governmental authorization in any of the Relevant Jurisdictions or any political subdivision or taxing authority thereof or therein, provided in the case of the United States that either (i) the payments are made to a “clearing organization” within the meaning of U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii)(M), or (ii) the holder has provided the Company or the relevant paying agent with an applicable Form W-8.
     (s) No capital, transfer, stamp duty, stamp duty reserve or other documentary, issuance or transfer taxes or duties are payable by or on behalf of the Underwriters in any Relevant Jurisdiction, or any political sub-division or taxing authority thereof or therein on (i) the creation, issue or delivery by the Company of the Securities pursuant hereto or the sale thereof, (ii) the execution of the Supplemental Indenture, the New Indenture, this Agreement and any documents entered into in connection therewith, or (iii) the consummation of the transactions contemplated by this Agreement.

     (t) The execution, delivery and performance of each of the Indentures, the Guarantees, this Agreement and the issuance and sale of the Securities and compliance with the terms and provisions hereof and thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company, or any of their respective properties except for any such breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect, or (ii) any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject except for any such breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) the charter or by-laws of the Company or any such subsidiary.
     (u) This Agreement has been duly authorized, executed and delivered by the Company and constitutes valid and legally binding obligations of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability from time to time in effect relating to or affecting creditors’ rights and to general principles of equity and except in connection with rights to indemnification and contribution thereunder that may be limited by federal or state securities laws or public policy relating thereto.
     (v) Except as disclosed in the General Disclosure Package, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the General Disclosure Package, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.
     (w) Neither the Company nor any of its subsidiaries has taken any action nor, so far as the Company is aware, have any steps been taken or legal proceedings been started or threatened against it or any of its subsidiaries for winding-up, dissolution or reorganization, or for the appointment of a receiver, administrative receiver, or administrator, trustee or similar officer of it or any of its subsidiaries or any assets of it or any of its subsidiaries.
     (x) The Company and its subsidiaries possess adequate certificates, licenses, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, which would, individually or in the aggregate, have a Material Adverse Effect.
     (y) No labour dispute with the employees of the Company or any subsidiary of the Company exists or, to the knowledge of the Company, is imminent that might have a Material Adverse Effect.
     (z) The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
     (aa) Neither the Company nor any of its subsidiaries (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively,

“environmental laws”), (ii) owns or operates any real property contaminated with any substance that is subject to any environmental laws, (iii) is liable for any off-site disposal or contamination pursuant to any environmental laws or (iv) is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.
     (bb) The statements in the General Disclosure Package and the Final Prospectus under the headings “Risk Factors—We depend on proprietary technology and are exposed to risks associated with the misappropriation or infringement of that technology.”, “Business of CGG—Intellectual Property” and “Business of CGG—Legal Proceedings”, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.
     (cc) A member of the Audit Committee has confirmed to the Chief Executive Officer, Chief Financial Officer or General Counsel that, except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event (as described below).
     (dd) Except as described in the General Disclosure Package, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under each of the Indentures or this Agreement or which are otherwise material in the context of the sale of the Securities; and no such actions, suits or proceedings are, to the Company’s knowledge, threatened or contemplated.
     (ee) The consolidated annual financial statements and the related notes of CGG included in the Registration Statement and the General Disclosure Package present fairly, in all material respects, the financial position of CGG and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the accounting principles established by the International Financial Reporting Standards as adopted by the European Union (“IFRS”), applied on a consistent basis.
     (ff) The consolidated annual financial statements and consolidated interim financial statements and the related notes of Veritas DGC Inc. (“Veritas”) included in the Registration Statement and the General Disclosure Package present fairly, in all material respects, the financial position of Veritas and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, respectively, and such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”), applied on a consistent basis.
     (gg) The consolidated annual financial statements and the related notes of Exploration Resources included in the Registration Statement and the General Disclosure Package present fairly, in all material respects, the financial position of Argas and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, respectively, and such financial statements have been prepared in conformity with U.S. GAAP, applied on a consistent basis.
     (hh) The consolidated annual financial statements and the related notes of Arabian Geophysical & Surveying Company (“Argas”) included in the Registration Statement and the General Disclosure Package present fairly, in all material respects, the financial position of Argas and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, respectively, and such financial statements have been prepared in conformity with US GAAP, applied on a consistent basis.

     (ii) The reconciliation of CGG’s financial statements referred to in paragraph (jj) below as reconciled with U.S. GAAP and included in the Registration Statement or incorporated by reference in the Form 20-F complies with the requirements of Item 18 of Form 20-F.
     (jj) The information set forth in the Registration Statement in Note 30 to the Company’s consolidated annual financial statements under the heading “Reconciliation from French Accounting Principles to IFRS,” Note 31 to the Company’s consolidated annual financial statements under the heading “Reconciliation to U.S. GAAP,” and Note 3 to the Company’s consolidated interim financial statements under the heading “Reconciliation to U.S. GAAP” includes a fair summary, in all material respects, of the differences, as they relate to the Company’s consolidated financial statements, between U.S. GAAP and IFRS, and French GAAP and IFRS, as applicable.
     (kk) Except as disclosed in the General Disclosure Package, since the date of CGG’s latest audited financial statements included in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material loss or adverse change, in the condition (financial or other), business, prospects, properties or results of operations of CGG and its subsidiaries taken as a whole, and, except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by CGG on any class of its capital stock, nor since the date of CGG’s latest audited financial statements included in the General Disclosure Package has there been any material loss or interference with the business of CGG and its subsidiaries from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the General Disclosure Package.
     (ll) Except as disclosed in the General Disclosure Package, since the date of Veritas’s latest audited financial statements included in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material loss or adverse change, in the condition (financial or other), business, prospects, properties or results of operations of Veritas and its subsidiaries taken as a whole, and, except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by Veritas on any class of its capital stock, nor since the date of Veritas’s latest audited financial statements included in the General Disclosure Package has there been any material loss or interference with the business of Veritas and its subsidiaries from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the General Disclosure Package.
     (mm) The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), and files reports with the Commission on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.
     (nn) The Company is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and the Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Offering Document, will not be an “investment company” as defined in the Investment Company Act.
     (oo) Except as described in the General Disclosure Package, neither the Company, nor any of its subsidiaries is currently or has reason or notice to believe that it will be in the future a party to, or directly or indirectly concerned in, an agreement, arrangement, understanding or practice (whether or not legally binding) which may (i) contravene any treaty, regulation or directive of the European Community relating to competition or restraint of trade, or any competition or restraint of trade laws of any other jurisdiction, (ii) be registrable, unenforceable or void or rendering the Company, its subsidiaries or any of their respective officers, directors or employees liable to administrative, civil or criminal proceedings under any competition legislation, or restraint of trade regulation or similar legislation, or (iii) be the subject of any investigation by an competent authority in respect of any provision of any competition legislation, or restraint of trade regulation or similar legislation in any jurisdiction. Neither the Company nor any of its subsidiaries is currently, or has reason to believe that it will be, engaged in (whether on its own or jointly with any other person) any conduct which amounts to the abuse of a dominant position in a market which may affect competition within the European Union or any part of it.
     (pp) No event of default exists under any contract, indenture, mortgage, loan, agreement, note, lease or other agreement or instrument constituting “Indebtedness” (as defined in each of the Indentures) that either singly or in the aggregate could result in or is capable of resulting in a Material Adverse Effect.
     (qq) The net proceeds of the sale of the Securities will be applied in the manner described under the “Use of Proceeds” section in the General Disclosure Package.
     (rr) No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act (i) has imposed (or has informed the Company or any Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company’s or any Guarantor’s retaining any rating assigned to the Company or any Guarantor, any securities of the Company or, (ii) has indicated to the Company that it is considering (a) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any change in the outlook for any rating of the Company or any Guarantor or any securities of the Company or any Guarantor.
     (ss) Application has been made to list the Securities on the Euro MTF Market of the Luxembourg Stock Exchange.
     (tt) Except as set forth in the General Disclosure Package, the Company is in compliance in all material respects with Sarbanes-Oxley and all applicable Exchange Rules, in each case as applicable to “foreign private issuers” as defined in the Exchange Act. The Company and its subsidiaries maintain a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply in all material respects with the applicable Securities Laws and are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and/or IFRS, as applicable, and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, except, in each case, with regard to matters set forth in the General Disclosure Package. Other than as previously disclosed in documents filed or submitted to the Commission by CGG, Veritas or the Company, none of CGG, Veritas or the Company has publicly disclosed or reported to its Audit Committee or its Board, and, to the knowledge of the Company, within the next 90 days, the Company will not publicly disclose or report to the Audit Committee or the Board, a material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.
     (uu) Neither the Company nor any of its subsidiaries, and none of their respective properties or assets, has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, executing or otherwise) under the laws of any jurisdiction in which it has been incorporated or in which any of its property or assets are held.

     (vv) To ensure the legality, validity, enforceability and admissibility into evidence of each of this Agreement, each of the Indentures, the Securities, the Guarantees or any other document to be furnished hereunder or thereunder in any of the Relevant Jurisdictions, it is not necessary that any of this Agreement, any of the Indentures, the Securities, the Guarantees or such other document be filed or recorded with any court or any other authority in any of the Relevant Jurisdictions or that any stamp or similar tax be paid in the Relevant Jurisdictions on or in respect of any of this Agreement, the Indentures, the Securities, the Guarantees or any such other document.
     (ww) The Company (immediately after and giving effect to the issuance of the Securities) will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to the Company and to a particular date, that on such date (a) the present value of the Company’s assets is not less than the Company’s liabilities, each as calculated in accordance with IFRS; (b) assuming the sale of the Securities as contemplated by this Agreement and the General Disclosure Package, the Company should be able to pay its respective debts as they become absolute and mature; and (c) the capital remaining in the Company would not be unreasonably small for the business in which the Company is engaged after giving due consideration to the prevailing practice in the industry in which such entity is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.
     (xx) Except as disclosed in the General Disclosure Package, no subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on shares of such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.
     (yy) The Company has not distributed and, prior to the later to occur of (i) the Closing Date and (ii) the completion of the distribution of the Securities, will not distribute any material referring to the offering and sale of the Securities other than the General Disclosure Package or other materials, if any, permitted by the Securities Act and the Financial Services and Markets Act 2000 (“FSMA”) (or regulations promulgated pursuant to the Securities Act or FSMA).
     (zz) In connection with the distribution of the Securities, (i) the Company has not offered or sold, and will not offer or sell, directly or indirectly, any Securities to the public in France, (ii) offers and sales of Securities in France will be made only to qualified investors in accordance with Articles L.411-2 and D.411-1 of the French Code monétaire et financier, and (iii) the Company has not distributed or caused to be distributed and will not distribute or cause to be distributed in France, the General Disclosure Package or any other offering material relating to the Securities other than to investors to whom offers and sales of Securities in France may be made as described above.
     (aaa) Mazars & Guérard and Barbier Frinault & Autres Ernst & Young, who have certified certain financial statements of the Company and its consolidated subsidiaries for each of the years ended 31 December 2004 and 31 December 2005, have delivered their reports in respect of the financial statements of CGG and its consolidated subsidiaries for each such year with respect to the audited consolidated financial statements and schedules included in the Registration Statement and the General Disclosure Package, are, and have been in all such periods for which such financial statements are so included, independent auditors with respect to CGG as required by French law and the applicable professional rules of the Compagnie Nationale des Commissaires aux Comptes and are independent registered public accountants within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).
     (bbb) PricewaterhouseCoopers LLP who have certified certain financial statements of Veritas for each of the years ended 31 July 2004, 31 July 2005 and 31 July 2006 and have delivered their reports in respect of the financial statements of Veritas for each such year with respect to the audited consolidated financial statements and schedules included in the Registration Statement and the General Disclosure Package, are, and have been in all such periods for which such financial statements are so included, independent auditors with respect to Veritas within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).
     (ccc) Ernst & Young AS who have certified certain financial statements of Exploration Resources for the year ended 31 December 2004 have delivered their reports in respect of the financial statements of Exploration Resources for such year with respect to the audited consolidated financial statements and schedules included in the Registration Statement and the General Disclosure Package, are, and have been in all such periods for which such financial statements are so included, independent auditors with respect to Exploration Resources within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).
     (ddd) Ernst & Young who have certified certain financial statements of Argas for each of the years ended 31 December 2003, 31 December 2004 and 31 December 2005 and have delivered their reports in respect of the financial statements of Argas for each such year with respect to the audited consolidated financial statements and schedules included in the Registration Statement and the General Disclosure Package, are, and have been in all such periods for which such financial statements are so included, independent auditors with respect to Argas within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).
     (eee) Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities in violation of applicable law. The Company has not taken any action or omitted to take any action (such as issuing any press release relating to the Securities without an appropriate legend) which may result in the loss by any of the Underwriters of the ability to rely on any stabilisation safe harbour provided under FSMA. The Company has been informed of the guidance relating to stabilisation provided by the Financial Services Authority, in particular in Section MAR 2 Annex 2G of the Financial Services Authority Handbook.
     (fff) The statistical, market-related, industry and similar data included or incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that, to the knowledge of the Company, having made all reasonable inquiry, are reliable and accurate, and the disclosure of such data in such documents is not misleading in any material respect.
     (ggg) Each of the Company and the Company’s subsidiaries has filed all non-U.S., U.S. federal, state and local tax returns that are required to be filed, or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect) and, except as set forth in the General Disclosure Package, has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable or made adequate reserve of provision for, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect.
     (hhh) The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged taking into account the Company and its subsidiaries’ level of risk and the cost of insurance coverage; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments; there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause that will have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole; none of the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and none of the Company nor any of its subsidiaries has any reason to believe as of the date of this Agreement that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
     (iii) The Company has the power to submit and, pursuant to this Agreement, has legally, validly, effectively and irrevocably submitted to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York, in connection with any suit, action or proceeding arising out of or relating to this Agreement, and has the power to designate, appoint and empower and, pursuant to this Agreement has legally, validly, effectively and irrevocably designated, appointed and empowered an agent for service of process in any suit, action or proceeding, as provided herein.
     (jjj) No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the General Disclosure Package has been made or reaffirmed without a reasonable basis or has been disclosed other than as in good faith.
     (kkk) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements relating to money laundering applicable to the Company and its subsidiaries and, so far as the Company is aware, any related or similar statutes, rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, and neither the Company nor any of its subsidiaries nor, to the knowledge of the Company or any director, officer or employee of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) caused the Company or any of its subsidiaries to be in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or other national or local law regulating payments to governmental officials or employees; or (iv) made any unlawful payment, except, in each case, with regard to matters set forth in the General Disclosure Package.
     (lll) Neither the Company, nor any of its subsidiaries nor any of their respective directors, officers, employees or affiliates, to the best of the Company’s knowledge after due inquiry, is a person with whom transactions are currently prohibited under any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) or equivalent European Union measure; the Company agrees that it will not directly or indirectly use the proceeds of the Offering, or lend, contribute or otherwise make available such proceeds to any person or entity, or any subsidiary, joint venture partner or sub-division of such other person or entity, for the purpose of financing the activities of any person with whom transactions are currently prohibited under any U.S. sanctions administered by OFAC or any equivalent European Union measure.
     (mmm) At September 30, 2006, the Company would have had, on the combined consolidated pro forma basis indicated in the General Disclosure Package (and any amendment or supplement thereto), a capitalization as set forth therein. The pro forma financial statements of the Company included in the General Disclosure Package (and any amendment or supplement thereto) have been prepared in all material respects in accordance with the accounting requirements of Article 11 of Regulation S-X of the Commission; the assumptions used in the preparation of such pro forma financial statements are, in the opinion of the management of the Company, reasonable; and the pro forma adjustments reflected in such pro forma financial statements have been properly applied to the historical amounts in compilation of such pro forma financial statements. The financial statements are those required to be included and comply as to form with the applicable accounting requirements of the Securities Exchange Act of 1934, as amended, and the related rules and regulations adopted by the SEC.

     3. Purchase, Sale and Delivery of Securities. On the basis of the representations, warranties and agreements herein set forth, but subject to the terms and conditions herein contained, the Company agrees to sell to the several Underwriters, and the several Underwriters agree, severally and not jointly, to purchase from the Company (i) the Additional Notes, at a purchase price of 100.00% of the principal amount thereof plus accrued interest (if any) from November 15, 2006 to the Closing Date (as hereinafter defined), and (ii) the New Notes, at a purchase price of 100.00% of the principal amount thereof plus accrued interest (if any) from the issue date of the New Notes to the Closing Date, as set forth opposite their names in Schedule A hereto.
The Company will deliver the Securities to or as instructed by the Representative for the accounts of the several Underwriters in a form reasonably acceptable to the Representative against payment of the purchase price by the Underwriters in (same day) funds by wire transfer to an account at a bank acceptable to the Representative at the office of Cravath, Swaine & Moore LLP, London , at 9:00 A.M., London time, on February 9, 2007, such time being herein referred to as the “Closing Date”. Accordingly, the parties hereto acknowledge that the delivery of the Notes will be made against payment therefor on the fifth business day following the date of pricing of the Notes. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Securities sold pursuant to the offering. The Securities so to be delivered or evidence of their issuance will be made available for checking at the office of Cravath, Swaine & Moore LLP, London at least 24 hours prior to the Closing Date.
     In consideration of the agreement by the Underwriters to severally subscribe and pay for the Securities as aforesaid, the Company shall pay to the Underwriters a combined management, underwriting and selling commission of 1.75% of the principal amount of the Securities plus VAT (if applicable). The Underwriters shall be entitled to deduct the said commission from the purchase price by way of set-off.
     CS (the “Stabilising Agent”), on behalf of the Underwriters, may, to the extent permitted by applicable law, over-allot and effect transactions in any over-the-counter market or otherwise, in connection with the distribution of the Securities, with a view to stabilising or maintaining the market price of the Securities at levels other than those which might prevail in the open market but in doing so the Stabilising Agent shall act as principal and not as agent of the Company and any loss resulting from over-allotment or stabilisation shall be borne, and any profit arising therefrom shall be beneficially retained, by the Stabilising Agent. Nothing in this fifth paragraph of Section 3 shall be construed so as to require the Company to issue in excess of U.S.$600,000,000 million principal amount of Securities.
     As between the Company and the Underwriters, any loss resulting from stabilisation shall be borne, and any profit arising therefrom shall be retained, by the Underwriters as set out in the Agreement Among Underwriters.
     4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Securities for sale to the public in the United States as set forth in the Final Prospectus. CS will make offers and sales to the public in the United States through Credit Suisse Securities (USA) LLC, which is acting as selling agent for CS.
     (a) Each Underwriter severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Securities except for any such arrangements with other Underwriters or affiliates of the other Underwriters or with the prior written consent of the Company.
     (b) Each Underwriter severally represents, warrants and agrees that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of any Securities in circumstances in which section 21(1) of FSMA does not apply to the Company or the Guarantors; and (ii) it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

     (c) In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter represents, warrants and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time:
(i)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(ii)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000 and (3) an annual net turnover of more than EUR50,000,000, as shown in its last annual or consolidated accounts;

(iii)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of CS for any such offer; or

(iv)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of Securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     (d) Each Underwriter severally represents and agrees that it has complied and will comply in all material respects with all applicable laws and regulations in each jurisdiction in which it offers and distributes any offering materials relating to the offering or offers or sells the Notes.
     5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:
     (a) The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representative, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.
     (b) The Company will promptly advise the Representative of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representative a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representative promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.
     (c) If, at any time when a prospectus relating to the Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representative of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representative, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. The Company will advise the Underwriters promptly of any proposal to amend or supplement the Registration Statement or supplement the Final Prospectus and will not effect such amendment or supplementation without the Underwriters’ consent. Neither the Representative’s consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.
     (d) As soon as practicable, but not later than June 30, 2008, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.
     (e) The Company will furnish to the Representative copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representative reasonably requests. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.
     (f) The Company will arrange for the qualification of the Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representative reasonably designates and will continue such qualifications in effect so long as required for the distribution provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such jurisdiction.
     (g) The Company agrees to pay all expenses (together with VAT, where applicable) incidental to the performance of its obligations under this Agreement and each of the Indentures, including, subject to receipt of sufficiently itemized accounts (i) the fees, disbursements and expenses of the Company’s legal advisors; (ii) the fees, disbursements and expenses of the Company’s accountants; (iii) the fees, disbursements and expenses of the Underwriters’ legal advisors, Cravath, Swaine & Moore LLP, Bernard Hertz Bejot and Bredin Prat; (iv) the fees and expenses of the Trustee or any paying agent and their respective professional advisors; (v) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Securities, the preparation and printing of this Agreement, the Securities, the Supplemental Indenture and the New Indenture, the Preliminary Prospectus and the Final Prospectus and amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Securities; (vi) the cost of listing the Securities and qualifying the Securities for trading on the Euro MTF Market of the Luxembourg Stock Exchange and any expenses incidental thereto, including those of the Luxembourg listing agent; (vii) the cost of any advertising approved by the Company in connection with the issue of the Securities; (viii) any filing fees and other expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Securities for sale under the laws of such jurisdictions in Europe, the United States and Canada as the Underwriters designate and the printing of memoranda relating thereto, costs and expenses related to the review by the National Association of Securities Deals Inc. of the Securities; (ix) any fees charged by investment rating agencies for the rating of the Securities; and (x) expenses incurred in distributing the Preliminary Prospectus and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors. The Company agrees to pay or reimburse the Underwriters (to the extent incurred by them) for all reasonable travel expenses of the Underwriters and the Company’s officers and employees and any other reasonable expenses of the Underwriters and the Company in connection with attending or hosting meetings with prospective Underwriters of the Securities from the Underwriters. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 7 hereof is not satisfied, because this Agreement is terminated or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on their part to be performed or satisfied hereunder (other than solely by reason of a default by an Underwriter on its obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Company agrees to promptly reimburse the Underwriters upon demand for all reasonable out-of-pocket expenses (including reasonable fees, disbursements and charges of Cravath, Swaine & Moore LLP, Bernard Hertz Bejot and Bredin Prat, the Underwriters’ legal advisors) that shall have been incurred by the Underwriters in connection with the proposed purchase and sale of the Securities. The Company shall not be liable to the Underwriters for loss of contemplated profits from the transactions covered by this Agreement. Other than as set forth in this Section 5(h) each of the parties hereto shall bear all out-of-pocket costs and expenses incurred by them. In addition to the foregoing, the Company will also pay the expenses of the Qualified Independent Underwriter.
     (h) In connection with the offering, until the Underwriters shall have notified the Company of the completion of the resale of the Securities, neither the Company nor any of its affiliates has or will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Securities or attempt to induce any person to purchase any Securities; and neither they nor any of their affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Securities.
     (i) After the date of the initial offering of the Securities by the Underwriters and until the day which is 90 days after the Closing Date, the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue, or any options or derivatives in respect of such debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representative; provided that this provision shall not prohibit borrowings under the credit facilities existing on the date hereof or secured financings of accounts receivables and inventory.
     (j) The Company will indemnify and hold harmless the Underwriters against any documentary, stamp or similar issuance tax that may be imposed by the United States, Luxembourg, the United Kingdom or the Republic of France, including any interest and penalties, that may be payable by the Underwriters on the creation, issuance and sale of the Securities and on the execution and delivery of this Agreement. All payments to be made by the Company hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the Company is compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Company shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made. If such withholding or deduction of tax is due, the Underwriters and the Company shall promptly co-operate in completing any procedural formalities necessary for the Company to avoid such withholding or deduction of tax. The Company will not be required to pay such additional amounts to a Underwriter if the Company is able to demonstrate that the payment of additional amounts could have been made to the Underwriter without a withholding or deduction of tax had that Underwriter complied with its obligations to cooperate with the Company.
     (k) The Company will use its reasonable best efforts to have the Securities admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange and will maintain such listing as long as the Securities are outstanding; provided, however, that if the Company can no longer maintain such listing, the Company will use all reasonable commercial efforts to obtain and maintain the listing of the Securities on another recognized stock exchange.
     (l) The Company shall take all reasonable action necessary to enable Standard & Poor’s Ratings Services, a division of the McGraw Hill, Inc. (“S&P”), and Moody’s Investors Service Inc. (“Moody’s”) to provide and/or confirm their respective credit ratings of the Securities.
     (m) The Company will cooperate with the Underwriters and use its reasonable best endeavours to permit the Securities to be eligible for clearance and settlement through DTC, including preparation and filing with DTC of a Letter of Representations signed by the Company.
     (n) The Company undertakes that, since the provisions of the EU Directive 2003/48/EC dated 3 June 2003 have been implemented with effect from July 1, 2005, it will use its best endeavours to ensure that the Company maintains a paying agent in a European Union member state that will not be obligated to withhold or deduct tax pursuant to such European Union Directive on the taxation of savings income.
     (o) The Company will use its reasonable best endeavours to do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Securities.
     6. Free Writing Prospectuses
     (a) The Company represents and agrees that, unless it obtains the prior consent of the Representative, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representative, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representative is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.
     (b) The Company will prepare a final term sheet relating to the Securities, containing only information that describes the final terms of the Securities and otherwise in a form consented to by the Representative, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Securities or their offering or (y) information that describes the final terms of the Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.
     7. Conditions of the Obligations of the Underwriters. The obligations of the Underwriters to purchase and pay for the Securities will be subject to the accuracy of the representations and warranties on the part of the Company, to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of their obligations hereunder, in each case, in all material respects, and to the following conditions precedent:

     (a) The Underwriters shall have received a comfort letter or letters, dated the date of this Agreement, of Mazars & Guérard and Barbier Frinault & Autres Ernst & Young, in form and substance satisfactory to the Underwriters concerning the financial information with respect to CGG set forth in the General Disclosure Package.
     (b) The Underwriters shall have received a comfort letter or letters, dated the date of this Agreement, of PricewaterhouseCoopers LLP, in form and substance satisfactory to the Underwriters concerning the financial information with respect to Veritas set forth in the General Disclosure Package.
     (c) The Underwriters shall have received a comfort letter or letters, dated the date of this Agreement, of Ernst & Young AS in form and substance satisfactory to the Underwriters concerning the financial information with respect to Exploration Resources set forth in the General Disclosure Package.
     (d) The Underwriters shall have received a comfort letter or letters, dated the date of this Agreement, of Ernst & Young in form and substance satisfactory to the Underwriters concerning the financial information with respect to Argas set forth in the General Disclosure Package.
     (e) The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.
     (f) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise which, in the judgment of the Underwriters, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement or any indication given to the Company that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S., French, international, financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Underwriters, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, the Luxembourg Stock Exchange or the Eurolist by Euronext Paris or any setting of minimum prices for trading on any such exchange, or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (v) any banking moratorium declared by U.S. Federal, New York, European Union, English or French authorities; (vi) any major disruption of settlements of securities or clearance services in the United States, the European Union, the United Kingdom or France; (vii) any attack on, outbreak or escalation of hostilities, declaration of war or act of terrorism involving the United States, the European Union, the United Kingdom or France, or any other national or international calamity or emergency if, in the judgment of the Underwriters, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Securities.
     (g) The Underwriters shall have received an opinion, dated the Closing Date, of Linklaters, U.S. and French counsel for the Company, covering substantially the items set forth in Exhibit A hereto. The Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

     (h) The Underwriters shall have received opinions, dated the Closing Date, from local counsel for the Company, from local counsel in each of the countries of incorporation of the Guarantors with respect to the valid existence, power and authority, due authorization of the Guarantors and other related matters as the Underwriters may require, in each case satisfactory to the Underwriters. The Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
     (i) The Underwriters shall have received from Cravath, Swaine & Moore LLP, U.S. counsel for the Underwriter, such opinion or opinions, dated the Closing Date, with respect to the validity of the Securities, the Preliminary and Final Prospectus and other related matters as the Underwriters may require, in each case satisfactory to the Underwriters. The Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
     (j) The Underwriters shall have received certificates, dated the Closing Date, of the principal executive officer and the principal financial or accounting officer of the Company, in which such officers shall state that the representations and warranties of the Company in this Agreement are true and correct, certify as to the outstanding Net debt and Shareholders’ equity (as such terms are described in the General Disclosure Package) as of a date that is reasonably acceptable to the Underwriters, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the respective dates of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, prospects, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package.
     (k) The Underwriters shall have received a comfort letter or letters, dated the Closing Date, of Mazars & Guérard and Barbier Frinault & Autres Ernst & Young which meets the requirements of subsection (a) of this Section.
     (l) The Underwriters shall have received a comfort letter or letters, dated the Closing Date, of PricewaterhouseCoopers LLP which meets the requirements of subsection (b) of this Section.
     (m) The Underwriters shall have received a comfort letter or letters, dated the Closing Date of Ernst & Young AS which meets the requirements of subsection (c) of this Section.
     (n) The Underwriters shall have received a comfort letter or letters, dated the Closing Date of Ernst & Young which meets the requirements of subsection (d) of this Section.
     (o) At the Closing Date, the Securities shall have been cleared for settlement at DTC.
     (p) At the Closing Date, application shall have been made to list the Securities on the Euro MTF Market of the Luxembourg Stock Exchange, and such application shall not have been withdrawn or rejected or shall have been approved for listing subject to official notice of issuance.
     (q) At the Closing Date, the Securities shall be rated at least Ba3 by S&P and B+ by Moody’s, and the Company shall have delivered to the Underwriters a letter dated the Closing Date, from each such rating agency, or other evidence satisfactory to the Underwriters, confirming that the Securities have such ratings.
     (r) As of the Closing Date, the Company, the Guarantors and the Trustee shall have entered into each of the New Indenture and Supplemental Indenture.

     (s) The Company and its subsidiaries shall have (i) received on or prior to the Closing Date all consents, approvals, authorisations and other orders of, or qualifications with, each court, regulatory authority, governmental body or agency, or third party, and (ii) given all notices required under relevant law and any material agreements, in each case, required to execute, deliver and perform their respective obligations under each of the Indentures, the Securities, the Guarantees and this Agreement, except, in each case, such as may be required under state securities laws.
     The Company will furnish the Underwriters with such copies of such conformed copies of such opinions, certificates, letters and documents as the Underwriters reasonably request. The Underwriters may in their sole discretion waive compliance with any conditions to the obligations of the Underwriters hereunder.
     8. Indemnification and Contribution.
     (a) The Company undertakes to each Underwriter that it will indemnify and hold harmless each such Underwriter, its partners, directors and officers and each person, if any, who controls each Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Relevant Party”), against any losses, claims, damages or liabilities, joint or several, to which such Relevant Party may become subject, under the Securities Act or the Exchange Act or otherwise (each, a “Loss”), insofar as such Loss (or any action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, including any Loss (or any action in respect thereof) arising out of or based upon the Company’s failure to perform its obligations under Section 5(c) of this Agreement, and the Company shall pay to such Relevant Party on demand an amount equal to such Loss. No Relevant Party shall have any duty or obligation, whether as fiduciary or trustee for any Relevant Party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Section 8. The Company will reimburse each Relevant Party for any legal or other expenses incurred by such Relevant Party in connection with investigating or defending any such Loss (or action in respect thereof) upon demand as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such Loss (or any action in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company made by the Underwriters through the Representative specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.
     (b) Each Underwriter will severally and not jointly indemnify and hold harmless the Company and its directors and officers who sign a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Underwriters through the Representative specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information consists of the following information in the Final Prospectus furnished on behalf of the Underwriters through the Representative: the table entitled “Underwriters” under the caption “Underwriting” and the third paragraph thereafter under the caption “Underwriting”; provided, however, that the Underwriters shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(c) of this Agreement.
     (c) Promptly after receipt by an indemnified party under this Section or Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above or Section 10, notify the indemnifying party in writing of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above or Section 10 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defences) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above or Section 10. In case any such action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defence thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defence thereof, the indemnifying party will not be liable to such indemnified party under this section or Section 10, as the case may be, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defence thereof other than reasonable costs of investigation; provided, however, that the indemnifying party shall only be obligated to pay the fees, disbursements and other charges of one counsel (and one additional local counsel for each applicable jurisdiction) to the indemnified parties in connection with any single matter, unless an indemnified party has a legal position that differs from the other indemnified parties or may be subject to different claims and defences than the other indemnified parties, in which case the indemnifying party shall be obligated to pay the fees, disbursements and other charges of one additional counsel for such indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.
     (d) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Underwriters from the Company under this Agreement. The relative benefits received by the Independent Underwriter in its capacity as “qualified independent underwriter” (within the meaning of NASD conduct Rule 2720) shall be deemed to be equal to the compensation, if any, received by the Independent Underwriter for acting in such capacity.The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d)

shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it were offered exceeds the amount of any damages which the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and the Independent Underwriter, in its capacity as “qualified independent underwriter” (within the meaning of NASD Conduct Rule 2720), shall in no event be required to contribute any amount in excess of the amount of the compensation, if any, received by the Independent Underwriter for acting in such capacity exceeds the amount of any damage which the Independent Underwriter has otherwise been required to pay by reason of the Independent Underwriter’s acting in such capacity in connection with the offering contemplated by this Agreement. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.
     (e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any of the Underwriters within the meaning of the Securities Act or the Exchange Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act.
     9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Securities hereunder and the aggregate principal amount of Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Securities, the non-defaulting Underwriter or Underwriters may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Securities that such defaulting Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so default and the aggregate principal amount of Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Securities and arrangements satisfactory to the non-defaulting Underwriters and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 11. As used in this Agreement, the term “Underwriter” includes any person substituted for a Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.
     10. Qualified Independent Underwriter. The Company hereby confirms that at its request BNP Paribas Securities Corp. has without compensation acted as “qualified independent underwriter” (in such capacity, the “QIU”) within the meaning of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. in connection with the offering of the Securities. The Company will indemnify and hold harmless the QIU, its directors, officers, employees and agents and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which the QIU may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the QIU’s acting (or alleged failing to act) as “qualified independent underwriter” and will reimburse the QIU for any legal or other expenses reasonably incurred by the QIU or any such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred.
     Section 8(c) shall apply equally to any action brought against the QIU or any such person in respect of which indemnity may be sought against the Company pursuant to the immediately preceding sentence, except that the Company shall be liable for the expenses of one separate counsel (in addition to any local counsel) for the QIU and any such person, separate and in addition to counsel for the persons who may seek indemnification pursuant to the first paragraph of this Section 10, in any such action (to the extent the legal position of the QIU or such person differs from the other indemnified parties or may be subject to different claims and defences than the other indemnified parties).
     11. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Securities by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Underwriters pursuant to Section 8 and the obligations of the Company pursuant to Section 10 hereof shall remain in effect. If the purchase of the Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (v), (vi) or (vii) of Section 7(f), the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel plus VAT where applicable) reasonably incurred by them in connection with the offering of the Securities.
     12. Notices. All communications hereunder will be in writing and, if sent to the Underwriters will be mailed, delivered or faxed to the Underwriters, c/o Credit Suisse Securities (Europe) Limited, One Cabot Square, London E14 4QJ, United Kingdom, Attention: High Yield Capital Markets, facsimile number +44 20 7890 2312 or, if sent to the Company, will be mailed or delivered or faxed to it at Tour Montparnasse 33 avenue du Maine 75755 Paris Cedex 15, Attention: Mr. Thierry Le Roux and Mr. Stephane-Paul Frydman, facsimile number + 33 1 64 47 34 31. Any such notice shall take effect, in the case of delivery, at the time of delivery, in the case of mail two business days after the same was deposited in the post (first class postage prepaid) and, in the case of facsimile, at the time of completion of the transmission.
     13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 8. No Underwriter of Securities from any Underwriter shall be deemed to be a successor merely by reason of such purchase.
     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Delivery of an executed signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed document.
     15. Representation of Underwriters. CS will act for the several Underwriters in connection with this purchase, and any action under this Agreement taken by CS will be binding upon all the Underwriters.
     16. Absence of Fiduciary Relationship. The Company and the Guarantors acknowledge and agree that:
     (a) The Underwriters have been retained solely to act as underwriters in connection with the sale of the Securities and no fiduciary, advisory or agency relationship between Company or any of the Guarantors, on the one hand, and the Underwriters, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Underwriters have advised or are advising the Company or any of the Guarantors on other matters;
     (b) the price of the Securities set forth in this Agreement was established by the Company and the Guarantors following discussions and arms-length negotiations with the Underwriters and the Company and the Guarantors are capable of evaluating and understanding, and understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement;

     (c) the Company and the Guarantors have been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or of any of the Guarantors and that the Underwriters have no obligation to disclose such interests and transactions to the Company or any of the Guarantors by virtue of any fiduciary, advisory or agency relationship; and
     (d) the Company and the Guarantors waive, to the fullest extent permitted by law, any claims they may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Underwriters shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or any of the Guarantors, including shareholders, employees or creditors of the Company or any of the Guarantors, respectively.
     17. Applicable Law and Jurisdiction.
     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     (b) The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     (c) The Company irrevocably appoints CT Corporation, 111 8th Avenue, New York, New York 10011, as its authorized agent in New York, upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company by the person serving the same to the address provided in Section 12, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of eight years from the date of this Agreement.
     18. Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.
     19. Severability/Illegality. If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall (so far as illegal, invalid or unenforceable) be given no effect and deemed not be included in this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.
     20. Currency. The obligation of the Company in respect of any sum due to any Underwriter or other indemnified party, as applicable, shall, notwithstanding any judgment in a currency other than Euro, not be discharged until the first business day, following receipt by such Underwriter or other indemnified party, as applicable, of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Underwriter or other indemnified party, as applicable, is able in accordance with normal banking procedures purchase Euro with such other currency; if the Euro so purchased are less than the sum originally due to such Underwriter or other indemnified party, as applicable, hereunder, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter or other indemnified party, as applicable, against such loss. If the Euro so purchased are greater than the sum originally due to such Underwriter or other indemnified party, as applicable, hereunder, such Underwriter or other indemnified party, as applicable, agrees to pay to the Company an amount equal to the excess of the Euro so purchased over the sum originally due to such Underwriter or other indemnified party, as applicable, hereunder.
     References in this Agreement to this Agreement and any of the Indentures shall be deemed to include such agreements or deeds as amended, varied or supplemented from time to time.
[Signature page follows.]

     If the foregoing is in accordance with the Underwriters’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Underwriters in accordance with its terms.
Very truly yours,

COMPAGNIE GENERALE DE GEOPHYSIQUE — VERITAS

By:	/s/ Robert Brunck
Name:	Robert Brunck
Title:	Chairman and Chief Executive Officer

CGG AMERICAS Inc.

By:	/s/ Robert Brunck
Name:	Robert Brunck
Title:	Chairman

CGG CANADA SERVICES LTD.

By:	/s/ Stephane-Paul Frydman
Name:	Stephane-Paul Frydman
Title:	CGG Veritas CFO

CGG MARINE RESOURCES NORGE A/S

By:	/s/ Stephane-Paul Frydman
Name:	Stephane-Paul Frydman
Title:	CGG Veritas CFO

SERCEL INC.

By:	/s/ Stephane-Paul Frydman
Name:	Stephane-Paul Frydman
Title:	CGG Veritas CFO

SERCEL AUSTRALIA PTY LTD.

By:	/s/ Stephane-Paul Frydman
Name:	Stephane-Paul Frydman
Title:	CGG Veritas CFO

SERCEL CANADA LTD.

By:	/s/ Stephane-Paul Frydman
Name:	Stephane-Paul Frydman
Title:	CGG Veritas CFO

CGG VERITAS SERVICES INC.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary

VERITAS GEOPHYSICAL CORPORATION

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary

VERITAS INVESTMENTS INC.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary

VERITAS DGC LAND INC.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary

VIKING MARITIME INC.

By:	/s/ Brent Whiteley
Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary

VERITAS GEOPHYSICAL (MEXICO) LLC

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary

ALITHEIA RESOURCES INC.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Secretary

VERITAS DGC ASIA PACIFIC LTD.

By:	/s/ Brent Whiteley

Name:	Brent Whiteley
Title:	Secretary
The foregoing Underwriting Agreement
is hereby confirmed and accepted
as of the date first above written.
CREDIT SUISSE SECURITIES (EUROPE) LIMITED
Acting on behalf of itself and as the Representative of the several Underwriters

BY:	/s/ Marisa Drew
Name:	Marisa Drew
Title:	MD

BY:	/s/ Matthew Cestar
Name:	Matthew Cestar
Title:	MD

SCHEDULE A

	Principal		Principal Amount
	Amount of		of
Underwriter	Additional Notes		New Notes
Credit Suisse Securities (Europe) Limited	U.S.$	130,000,000	U.S.$	260,000,000
BNP Paribas Securities Corp.	U.S.$	23,700,000	U.S.$	47,400,000
Natexis Bleichroeder Inc.	U.S.$	23,700,000	U.S.$	47,400,000
SG Americas Securities, LLC.	U.S.$	17,600,000	U.S.$	35,200,000
Calyon Securities (USA), Inc.	U.S.$	5,000,000	U.S.$	10,000,000

Total	U.S.$	200,000,000	U.S.$	400,000,000

A-1

SCHEDULE B
[The Pricing Term Sheets to be attached]

B-1

SCHEDULE C
Subsidiaries

		% Share
	Jurisdiction	Capital held
	of	directly or
Company Subsidiaries	Organization	indirectly	Guarantor
CGG Marine SAS	France	100.0%
Geocal SARL	France	100.0%
Geoco SAS	France	100.0%
Sercel SA	France	100.0%
CGG Explo SARL	France	100.0%
Sercel Holding SA	France	100.0%
CGG Americas, Inc.	U.S.A.	100.0%	Yes
CGG do Brasil Participacoes Ltda.	Brazil	100.0%
CGG Canada Services Ltd.	Canada	100.0%	Yes
CGG International SA	Switzerland	100.0%
CGG (Nigeria) Ltd.	Nigeria	100.0%
CGG Marine Resources Norge A/S	Norway	100.0%	Yes
CGG Offshore UK Ltd.	United Kingdom	100.0%
CGG Pan India Ltd.	India	40.0%
CGG Selva	Peru	100.0%
Compania Mexicana de Geofisica	Mexico	100.0%
Compaghia de Geologica e Geofisica Portuguesa	Portugal	100.0%
Exgeo CA	Venezuela	100.0%
Geoexplo	Kazakhstan	100.0%
Geophysics Overseas Corporation Ltd.	Bahamas	100.0%

		% Share
	Jurisdiction	Capital held
	of	directly or
Company Subsidiaries	Organization	indirectly	Guarantor
CGG Australia Services Pty Ltd.	Australia	100.0%
CGG Asia Pacific	Malaysia	33.2%
Petroleum Exploration Computer Consultants Ltd.	United Kingdom	100.0%
PT Alico	Indonesia	100.0%
Sercel Australia Pty Ltd.	Australia	100.0%	Yes
Hebei Sercel JunFeng	China	100.0%
Sercel Inc.	Oklahoma	100.0%	Yes
Sercel Singapore Pte Ltd.	Singapore	100.0%
Sercel England Ltd.	United Kingdom	100.0%
Sercel Canada Ltd.	Canada	100.0%	Yes
Exploration Resources ASA	Norway	100.0%
Multiwave Geophysical Company ASA	Norway	100.0%
Exploration Vessel Resources	Norway	100.0%
Exploration Vessel Resources II	Norway	100.0%
Exploration Investment Resources II	Norway	100.0%
CGG Veritas Services Inc.	U.S.A.	100.0%	Yes
Inupiat Geophysical LLC	U.S.A.	45.0%
Alitheia Resources Inc.	U.S.A.	100.0%	Yes
Veritas DGC Asia Pacific Ltd.	U.S.A.	100.0%	Yes
Veritas DGC Land Inc.	U.S.A.	100.0%	Yes
Veritas Geophysical Corporation	U.S.A.	100.0%	Yes
Veritas Geophysical (Mexico) LLC	U.S.A.	100.0%	Yes
Veritas Investments Inc.	U.S.A.	100.0%	Yes
Viking Maritime Inc.	U.S.A.	100.0%	Yes
Hampson Russell GP Inc.	Canada	100.0%

		% Share
	Jurisdiction	Capital held
	of	directly or
Company Subsidiaries	Organization	indirectly	Guarantor
Hampson Russell Limited Partnership	Canada	100.0%
Time Seismic Exchange Ltd.	Canada	100.0%
Time Seismic Leasing Ltd.	Canada	100.0%
Veritas Energy Services Inc.	Canada	100.0%
Veritas Energy Services Partnership	Canada	100.0%
Veritas MacKenzie Delta Ltd.	Canada	100.0%
Veri-Illuq Geophysical Ltd.	Canada	49.0%
Yamoria Geophysical, Ltd.	Canada	49.0%
Veritas Geophysical (Canada) Corporation	Canada	100.0%
Guardian Data Seismic Pty Limited	Australia	100.0%
Veritas DGC Australia Pty. Ltd.	Australia	100.0%
Veritas do Brasil Ltda.	Brazil	100.0%
Veritas DGC (B) Sdn. Bhd.	Brunei	100.0%
Veritas Geophysical III	Cayman Islands	100.0%
Veritas Geophysical IV	Cayman Islands	100.0%
Exploraciones Geofisicas Veritas Geophysical Chile Limitada	Chile	100.0%
Veritas Geophysical (Chile) S.A.	Chile	100.0%
Veritas Geophysical (France) SARL	France	100.0%
Veritas DGC Land Guatemala S.A.	Guatemala	100.0%
P.T. Veritas DGC Mega Pratama	Indonesia	80.0%
Viking Global Offshore Limited	Jersey, Channel Islands	100.0%
Veritas Caspian LLP	Kazakhstan	50.0%
Veritas DGC (Malaysia) Sdn. Bhd.	Malaysia	70.0%
Veritas Energy Services (Nigeria) Limited	Nigeria	100.0%
Digicon (Nigeria) Ltd.	Nigeria	60.0%
Veritas Geophysical (Nigeria) Limited	Nigeria	60.0%

		% Share
	Jurisdiction	Capital held
	of	directly or
Company Subsidiaries	Organization	indirectly	Guarantor
Veritas Geophysical Services (Norway) AS	Norway	100.0%
Veritas DGC (Mexico) S. de R.L. de C.V.	Mexico	100.0%
Veritas Servicios Geofisicos S. de R.L. de C.V.	Mexico	100.0%
Veritas Servicios Technicos S. de R.L. de C.V.	Mexico	100.0%
Veritas DGC Singapore Pte. Ltd.	Singapore	100.0%
Veritas Geophysical (Asia Pacific) Pte. Ltd.	Singapore	100.0%
Veritas DGC Limited	United Kingdom	100.0%
Veritas Geophysical Limited	United Kingdom	100.0%
Veritas Geoservices Ltd. SA	Venezuela	100.0%
Inupiat Geophysical LLC	U.S.A.	45.0%